Exhibit 99.2

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EDITED TRANSCRIPT

WG - Q1 2016 Willbros Group Inc Earnings Call

EVENT DATE/TIME: MAY 03, 2016 / 02:00PM GMT

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MAY 03, 2016 / 02:00PM GMT, WG - Q1 2016 Willbros Group Inc Earnings Call

CORPORATE PARTICIPANTS

Steve Breitigam Willbros Group, Inc. - VP of IR

Mike Fournier Willbros Group, Inc. - President, CEO

Van Welch Willbros Group, Inc. - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Bill Newby D.A. Davidson & Co. - Analyst

Matt Tucker KeyBanc Capital Markets - Analyst

Dan Mannes Avondale Partners - Analyst

Martin Malloy Johnson Rice & Company - Analyst

Jordan Bender Seaport Global Securities LLC - Analyst

PRESENTATION

Operator

Greetings and welcome to the Willbros Group first-quarter 2016 earnings call.

(Operator Instructions)

As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Steve Breitigam, Vice President of Investor Relations for the Willbros Group.

Thank you. Sir, you may begin.

Steve Breitigam - Willbros Group, Inc. - VP of IR

Good morning and thank you for joining us today.

Speaking today will be Mike Fournier, President and Chief Executive Officer; and Van Welch, Executive Vice President and Chief Financial Officer.

This conference call is being broadcast live over the Internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, willbros.com. A replay will also be available through the phone number provided in the Company press release announcing this call. Information reported on this call speaks only as of today, May 3, 2016, and time-sensitive information may no longer be accurate at the time of any replay.

Comments today contain forward-looking statements. All statements, other than statements of historical facts, which address activities, events, or developments the Company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements.

These risk factors are described in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to publicly update such forward-looking statements, whether as a result of new information, future events, or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated May 2, 2016, and on our website.

Now, I’ll turn the call over to Mike Fournier, President and CEO.

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MAY 03, 2016 / 02:00PM GMT, WG - Q1 2016 Willbros Group Inc Earnings Call

Mike Fournier - Willbros Group, Inc. - President, CEO

Good morning. Thanks for joining our call this morning. In terms of our general market, little has changed since our last call. Our Oil, & Gas and Canadian customers continue to focus on cash preservation versus renewed investment in their infrastructure asset base.

During the first quarter and continuing into Q2, we are taking actions to further adjust our cost structure in these two segments. Some of these resizing efforts have been completed, including staff reductions and certain lease impairments. Conversely, in our Utility T&D segment we are seeing year-over-year growth in both project work and MSA opportunities.

On the operations side, the Utility T&D segment generated an operating profit before special items in the first quarter of 2016 showing improvement from the fourth quarter of 2015, primarily driven by improved operations in our Chapman transmission business and cost efficiencies across the segment. Our distribution business in the East confronted weather challenges early in the quarter but finished the quarter with strong performance. WTD West business unit provided solid and consistent performance throughout the quarter.

Looking to Q2 and the remainder of the year, we see Q2 as flat to Q1 with sufficient green field transmission work in Q3 and additional project opportunities in both Q3 and Q4 to provide topline growth for the year as a whole. Going forward, we continue to believe our electrical transmission distribution business is a growth business with the biggest constraint being the availability of qualified workers.

The difficult landscape in Canada shows no signs of abating. Operators continue to eliminate any noncritical work and rein in costs, putting pressure on margins. We continue to see ample bid opportunities for mechanical and electrical work in the Industrial Construction Services business unit, but scopes are much smaller in size and there’s aggressive competition. There were few cross-country pipeline bid opportunities in Q1. Our P&SS business unit that focuses on this space is expecting an increase in bid opportunity in Q2 with the number of small opportunities identified for bid and execution in 2016. In the meantime, the business has balanced its indirect costs to support bidding new construction while executing on pipeline integrity programs.

Canada’s revenues were flat in the first quarter compared to the fourth quarter of 2015, however they recorded a $1 million operating loss, due in part to the lack of recovery of indirect cost. We continue to adjust our cost basis to regain a competitive position in the Canadian market which in turn is undergoing significant cost reductions to retain global market share.

Oil & Gas first quarter 2016 revenues declined 23% from Q4 2015, resulting in an increase in operating loss before special items. Our pipeline group and the Lineal operation in the Northeast experienced equipment and staff under utilization during the quarter. Recent awards for these two business units, coupled with additional equipment rationalization, should favorably impact the second quarter operations. Pipeline integrity and facilities work in the first quarter modestly exceeded Q4 2015 levels and these businesses remain profitable. The tank group showed modest operational improvement in Q1 but still reported an operating loss as they worked through a couple of loss projects. The tank group has seen recent success in landing maintenance and repair work, both with existing and new clients, and we anticipate the bid activity in our tank business, both for new tank construction and maintenance and repair work, to remain strong throughout the year.

Now for a few comments on backlog.

Our Canadian operation was successful in negotiating a one-year extension of an Oil Sands pipeline maintenance MSA in the first quarter. We are the incumbent contractor on two additional multi-year MSAs with other clients in the region that expire in 2016. We expect to go through a bid process on these two contracts as well as a potential opportunity to bid on a third MSA contract in Q3 of this year. The results of these upcoming bids will have a substantial impact on our Canadian operations.

The majority of the Oil & Gas awards are project based and most of the work will be completed by the end of the second quarter of 2016. No large diameter mainline pipeline work is currently in backlog.

A significant portion of Utility T&D awards pertain to release of new work within existing MSA’s and generally have a longer duration. Overall, we are currently seeing opportunities to work but the last half of the year remains unclear.

Van, I’ll now turn it over to you for financial commentary.

Van Welch - Willbros Group, Inc. - EVP, CFO

Thanks, Mike. I would like to begin with our First Quarter 2016 operating results in comparison to our Fourth Quarter 2015 operating results.

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MAY 03, 2016 / 02:00PM GMT, WG - Q1 2016 Willbros Group Inc Earnings Call

Please note that consistent with our previous conference call, we have prepared an additional reconciliation to our press release that excludes special items that affect the comparability of our operating results between periods.

In the first quarter of 2016, these special items include other charges of approximately $3.7 million related to continued equipment rationalization, facility lease abandonment charges and employee severance costs. These special items also include contract revenue and operating losses associated with businesses and services we have exited, as well as the fourth quarter 2015 gain on the sale of our Bemis subsidiary.

Sequentially, we delivered better operating results.

Adjusted for special items, we recorded an operating loss of $5.1 million on contract revenue of $198.4 million in the first quarter of 2016, compared to an operating loss of $6.9 million on contract revenue of $216.2 million in the fourth quarter of 2015. The improved adjusted operating performance in the first quarter of 2016 compared to the fourth quarter of 2015 is primarily the result of improved margins in our Utility T&D segment, particularly in our Chapman transmission business.

Our current year results include approximately $1.0 million in loss projects in our Oil & Gas segment and we continue to be impacted by the under-utilization of equipment and lower volumes in our Oil & Gas and Canada segments. Recognizing these factors, we continue to take action to further align our cost structure with the current market and our revenue opportunities. Reductions in overhead and indirect cost are ongoing within our Oil & Gas and Canada segments as well as within corporate overhead. In addition, we expect to further impair certain equipment leases in the second quarter of 2016 in our Oil & Gas segment of approximately $1.0 million and have further employee termination costs of approximately $900,000. These cost reductions are expected to generate approximately $9 to $10 million in savings in the year 2016.

In the first quarter of 2016, we incurred $17.1 million in general and administrative costs which is in line with the range provided during our fourth quarter conference call.

At March 31, 2016, we reported 12 month backlog of $457.3 million, which is an increase of $25.1 million from 12 month backlog of $432.2 million at December 31, 2015. This increase is primarily in our Oil & Gas segment where its pipeline and facilities businesses added four projects that all began late in the first quarter. Our total backlog at March 31, 2016 was $783.3 million, which is a decrease of $43.5 million from total backlog of $826.8 million at December 31, 2015.

At March 31, 2016, our term loan principal balance, exclusive of any discounts or debt issuance costs, was $92.2 million. In the first quarter of 2016, with proceeds from the sale of our Downstream Fabrication business, we made an early payment of approximately $3.1 million against our Term Loan.

Our total liquidity at March 31, 2016 was approximately $83.8 million, which is composed of $51.7 million in cash and $32.1 million of revolver availability. There were no revolver borrowings at March 31, 2016. As anticipated, total liquidity is down $7.0 million from the end of the fourth quarter. We have increased the collateral for our letters of credit under our revolver from $35.0 million to $40.0 million, and continue to expect to utilize liquidity in the second quarter to support revenue growth and related working capital needs. Our DSO at March 31, 2016 was a very respectful 65 days and we continue to take the necessary steps to collect our receivables, in accordance with contract terms.

And finally, Guidance.

•	Q2 2016 revenue is expected to increase from Q1 2016 levels with Oil & Gas up, and UTD and Canada flat.

•	Q2 2016 operating income before special item is expected to improve from the Q1 2016 operating loss before special items of $5.1 million with Oil & Gas up, UTD and Canada flat.

•	With the ongoing market challenges in our energy segments and lack of visibility in the latter half of the year, we are reducing our total year revenue expectation to be in the range of $825 million to $900 million.

•	We continue to expect our Term Loan Debt to be approximately $90 million at December 31, 2016. Total interest expense in 2016 is expected to be approximately $13.5 million with $10.5 million being cash interest.

Now, Operator, we will move to Q&A

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MAY 03, 2016 / 02:00PM GMT, WG - Q1 2016 Willbros Group Inc Earnings Call

QUESTION AND ANSWER

Operator

Thank you. We will now be conducting a question-and-answer session. (Operator Instructions)

Our first question today is coming from Bill Newby of D.A. Davidson.

Please proceed with your question.

Bill Newby - D.A. Davidson & Co. - Analyst

Good morning, guys. Bill Newby on for John Rogers today.

Van Welch - Willbros Group, Inc. - EVP, CFO

Good morning, Bill.

Mike Fournier - Willbros Group, Inc. - President, CEO

Good morning.

Bill Newby - D.A. Davidson & Co. - Analyst

I was wondering if we can get more color on the T&D business and what kind of - what work you guys are seeing coming? Is that multi-small project work? Have you seen any large project opportunities or what’s that pipeline have to make?

Mike Fournier - Willbros Group, Inc. - President, CEO

So I think as we go through across the various businesses, I think in all cases these are small opportunities, regional in nature.

Quite a few of them are just increased workload from our existing clients within the existing MSA structure that is just kind of more of what we do day-to-day. And, you know, I’m not sure if that’s additional workload being shifted to ourselves from other contractors, but I would point to it as being specific projects.

The other element of the revenue growth that we see as an opportunity towards the back end of the year is coming from primarily two sources. We are now starting to bid on renewable type projects, wind-farm type projects, in Texas and Oklahoma and we continue to get closer, we believe, to securing some of this fiber optic type work associated with gigabyte programs.

Bill Newby - D.A. Davidson & Co. - Analyst

Thank you.

And then, I think, Canada, is that - are you guys mostly just on to maintenance type work up there with the MSA’s coming in?

Mike Fournier - Willbros Group, Inc. - President, CEO

Well, certainly the large project work is been shelved up there.

As I mentioned in the script, we’re kind of broken down into three businesses up there -

our traditional mechanical construction, electrical type industrial work. We’re actually seeing a pretty steady stream of small bid packages.

They range from $5 million to $15 million, pump station work in a lot of cases and some field directed tank packages.

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MAY 03, 2016 / 02:00PM GMT, WG - Q1 2016 Willbros Group Inc Earnings Call

And the issue there is that we’ve come in a close second on a number of these bids, so we think we kind of understand the market point, but what we’re finding in Canada is that market moves very quickly so the competition is aggressive there.

In the pipeline side of the business, we have two business units - the maintenance pipeline maintenance business up in the Oil Sands. That’s the business that’s built around these MSA’s that you are referring to.

And in the past, they were doing significant project work on top of the maintenance work.

There’s still some of those project opportunities.

Again, they range anywhere from $2.5 million, maybe up to $8 million in value, but it is primarily the recurring maintenance on the tailing side or transport type of lines and barge moves in the Oil Sands that’s sustaining that business.

And then our cross country business in Canada is basically structured around integrity work with the capacity to take on a single spread of cross country pipeline work and again we see some small opportunities to bid in the second quarter but we’re not seeing any large diameter or large scale pipeline opportunities in that area.

Bill Newby - D.A. Davidson & Co. - Analyst

Thanks, guys.

I’ll jump back into the queue.

Operator

Thank you.

Our next question is coming from Matt Tucker of KeyBanc Capital Markets. Please proceed with your question.

Matt Tucker - KeyBanc Capital Markets - Analyst

Hi. Good morning, gentlemen. Thanks for taking my questions.

First, could you provide some color on the discrepancy in the movement between the total backlog and the 12 month backlog? And was there something taken out of the total backlog?

Van Welch - Willbros Group, Inc. - EVP, CFO

Matt, this is Van. No. We had no cancelations associated around the backlog.

I mean I think as we’ve talked about in previous conference calls, we don’t experience once a project is awarded that we have cancellations associated with those contractors. Very rare, I would say.

We did - from a total backlog perspective, we adjust our MSA types of activity or estimates on a quarterly basis. You know we do that by talking with clients and understanding exactly what their workload requirements are, and we make certain adjustments associated with those MSA’s based on estimating that work going forward.

Matt Tucker - KeyBanc Capital Markets - Analyst

Got it. I guess, can you provide any color on what type of work that you had to take down, in terms of MSA’s beyond the next 12 months?

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MAY 03, 2016 / 02:00PM GMT, WG - Q1 2016 Willbros Group Inc Earnings Call

Van Welch - Willbros Group, Inc. - EVP, CFO

There were some - on the MSA’s for the next 12 months, I don’t believe we had a whole lot of decreases the next 12 months. We looked at it on a total backlog going forward, and those were adjusted in the transmission business being one where we did make an adjustment up on the East Coast and our distribution business for a bit of a smaller amount.

But nothing that I’m too concerned with at this point in time.

Matt Tucker - KeyBanc Capital Markets - Analyst

Got it. Thanks. And then I just wanted to follow up on the comments about fiber optic work. How significant could that be? And could you kind of remind us of what Willbros experience is like in that type of work in the past?

Mike Fournier - Willbros Group, Inc. - President, CEO

Yes. So, it’s - I’ll say in terms of fiber optic specific contracts, that’s new for us. There’s associated work with those programs involving relocates and what not that is kind of our day-to-day business, so that’s what’s drawing us towards that type of work.

The scale of it, going forward for the next couple of years, if I had to kind of put a thumb to suck at the number, I would say it’s 10% to 15% of the total revenues for that segment.

Matt Tucker - KeyBanc Capital Markets - Analyst

Okay. Thank you. I’ll jump back in the queue.

Van Welch - Willbros Group, Inc. - EVP, CFO

Thanks, Matt.

Operator

(Operator Instructions) Our next question, Dan Mannes of Avondale Partners. Please proceed with your question.

Dan Mannes - Avondale Partners - Analyst

Thanks. Good morning, everyone.

Van Welch - Willbros Group, Inc. - EVP, CFO

Good morning, Dan.

Mike Fournier - Willbros Group, Inc. - President, CEO

Good morning.

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MAY 03, 2016 / 02:00PM GMT, WG - Q1 2016 Willbros Group Inc Earnings Call

Dan Mannes - Avondale Partners - Analyst

A couple of follow-up questions, I guess, first on the oil and oil and bidding environment. If I go back to the 4Q call, you guys were kind of maybe a little more upbeat about the bidding opportunities and a number of things you were looking at. Is it fair to assume given what you did with your guidance that perhaps you were a little bit less successful in bidding during the quarter than you had hoped?

Mike Fournier - Willbros Group, Inc. - President, CEO

Yes. I would say both in Canada and the U.S. And if you recall, we made reference to a number of – kind of small bids that we were waiting for feedback on.

You know in some cases those - particularly in Canada, there’s a number of those that are yet to be awarded, which is indicative that the process just kind of drags on up there.

And in other cases I mentioned we were a close second and we believe we’ve taken some steps to adjust our cost base to be more competitive in that market.

In the US - our oil and gas business, again, similar results. We had two or three projects that were pending. We are on - two of those we were not successful and the third is still being looked at.

Again, we learned - we got some good feedback from those to say that we’re in the middle of the pack, and we think we’ve identified what we need to do to be more competitive.

Dan Mannes - Avondale Partners - Analyst

But, I mean, it’s fair to say that this has been - this is primarily pricing. It’s not a lack of work. It’s more or is it both - a lack in competition?

Mike Fournier - Willbros Group, Inc. - President, CEO

I think in Canada, once you get outside of our - what we call our ICS group, the industrial that are doing the tank and pump station work, and you look at the pipeline side, it’s a much smaller pool of opportunities in that space. And oil and gas side in the US, it did slow down in Q1, the bidding opportunities on the pipeline side of things, on the - in the environment, where you’re bidding the $15 million to $25 million mid-stream work, which is kind of what we focus on there.

The facilities side, the bidding is still pretty steady and we took some steps in our US oil and gas business to disperse our sales force and actually add some sales personnel out in the southeast and the northeast. So we’re starting to see some additional bid opportunities that were out there and we just weren’t aware of that we will participate in Q2 and Q3.

So I would characterize the US oil and gas side that there’s sufficient bid opportunities. The Canadian side, it’s business by business.

It’s pretty sparse up there.

Dan Mannes - Avondale Partners - Analyst

Got it. And your commentary on Q2, was that you expected the Canadian revenues to be - revenues to be roughly flat and margins flat as well

You know normally, there’s a significant amount of seasonality. The fact that there’s so little project work, has that kind taken some of the seasonality out of Canada?

Mike Fournier - Willbros Group, Inc. - President, CEO

Yes. Well, I think, you know what I would characterize is Q1 was slow to us compared to historical.

You know we did not have a winter spread executing work this year in Canada.

We had the integrity work happening. And in Q2, of course, so we shut down the integrity.

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MAY 03, 2016 / 02:00PM GMT, WG - Q1 2016 Willbros Group Inc Earnings Call

And so I would say it’s not the Q2 that’s lower, it’s Q1 wasn’t as busy as it historically would have been.

Dan Mannes - Avondale Partners - Analyst

Got it. If you indulge me with a couple more quick ones, with the extra round of restructuring, the - I guess, the incremental $10 million, can you talk about maybe what’s left to take out? I mean you’ve been taking costs out now for - I mean even under your predecessor, I mean, for probably 18 months.

I’m wondering how much is left? I mean - what are you still chewing into?

Mike Fournier - Willbros Group, Inc. - President, CEO

Yes. So if you recall, we built up a pretty significant organization in Canada when we were running at volumes of - at that time in excess of $400 million Canadian. That included both a business unit infrastructure and what’s called segment infrastructure.

The segment infrastructure, at that time, we were focused on performance management and training and thus carried some pretty significant costs in G&A and indirects associated with involvement in processes, training on processes, which over the years we have now migrated into the business units themselves.

And so what we started to do is resize that segment and support - scale it to the size of the business in Canada. So we’ve taken most of the actions associated with that in the latter part of last month.

At no point did we do anything in Canada that takes away from our operational capacity.

At this point, it’s consolidation of support infrastructure.

Similarly, in the US oil and gas business, I would characterize we made some reductions there, and they do relate to volume where we were holding on to a capacity at the project level that we just don’t see as required in the short term and made adjustments accordingly, in particularly around some of our equipment maybe more so than personnel.

Dan Mannes - Avondale Partners - Analyst

Okay. And my final question is, with your new guidance range, particularly the low-end, $825 million, can you be operating margin profitable given the costs that are taken out at that level, or do you need to get above that in order to be operating income profitable?

Van Welch - Willbros Group, Inc. - EVP, CFO

I think what we’ve done, Dan - this is Van. What we certainly done as you’ve seen, we’re taking cost out as the revenue expectation that we had dropped.

We obviously reduced certain guidance from Q4 to Q1. We’ve reacted, I think, accordingly in terms of right sizing our business, both in the overheads and equipment.

You know I still - I think as we get into the end of the year, again, can we be operating profit, again, can we make operating profit before extraordinary items.

I still believe that we can be profitable at the operating line.

I mean, obviously, as the higher revenue comes in, that’s going to make it easier to do, but what we’re certainly dedicated in doing is as the revenue falls we’re going to continue to adjust costs accordingly to give ourselves a good chance to be operating profit at the end of the day, before special items or other charges.

Dan Mannes - Avondale Partners - Analyst

Got it.

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9
 LOGO

MAY 03, 2016 / 02:00PM GMT, WG - Q1 2016 Willbros Group Inc Earnings Call

Thank you.

Operator

Thank you.

Operator

Thank you. Our next question is coming from Martin Malloy of Johnson Rice. Please proceed with your question.

Martin Malloy - Johnson Rice & Company - Analyst

Good morning.

Mike Fournier - Willbros Group, Inc. - President, CEO

Good morning.

Van Welch - Good morning, Martin.

Martin Malloy - Johnson Rice & Company - Analyst

Could you talk maybe a little bit more about the renewable wind-related opportunities that you are seeing out there in terms of timing and scope?

Mike Fournier - Willbros Group, Inc. - President, CEO

So Martin, we’re seeing pretty significant slate of opportunities. And the focus for us is in the northeast, or northwest, Texas. They seem to come out in kind of multiple stages, these programs. Today, we’re bidding as a subcontractor to general contractors for the most part. And are looking at providing both engineering services as well as what I would characterize it as the electrical element. So the cable laying, substations, transmission, as opposed to thinking that we’re in the business of standing up pedestals and setting turbines.

The packages, I think we’ve turned in two to three over the last month. Tend to range in size, when you look at those scopes, to be anywhere from $25 million to $35 million, and generally are executed, these ones were all early 2017 projects.

And we’re dependent on the general being successful on their bid. The margins, we got some feedback relative to where we stood, and seem to be credible margins when we look at where to best deploy our personnel in an environment where we’re short on qualified personnel.

So we see it as a promising area. And I think we’ve identified maybe another half dozen to a dozen other opportunities to bid throughout the remainder of the year. And some of them kick off if they stay to schedule, would kick off and provide revenue in the back end of Q3 and through Q4. Others don’t start until 2017.

Martin Malloy - Johnson Rice & Company - Analyst

Okay. And then on the oil & gas side, just a little bit more maybe if you could talk about the bidding environment here in the US and if you are seeing projects being delayed due to market conditions or cautious CapEx plans from operators, if you’re seeing any of that impacting?

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MAY 03, 2016 / 02:00PM GMT, WG - Q1 2016 Willbros Group Inc Earnings Call

Mike Fournier - Willbros Group, Inc. - President, CEO

Sure. Yes, so what I would say is that we have a process of kind of rating revenue on a percent-go, percent-get, basis. And generally, if you’re looking at the current year, you’re not sitting there with a bunch of uncertainty around the percent-go. And so that’s the difference this year as we still see projects where clients are talking to us about a project that is, would go in Q3, but they’re not sitting there saying, yeah, this is 100% go.

And so that combination of uncertainty around the projects moving ahead as well as, I will say, the percent-get element to it is in large part what led us to bring down the revenue guidance. So the nature of the projects we’re looking at, if we look at the pipeline side, we’re not caught up in that phenomenon where people have been awarded work and now they’re waiting for the projects to get permits and proceed and the risks associated with that and what to do with the people and equipment. In the work that we’re bidding on today, if we get to bid on it, inevitably these are small projects where they’ve got the permits and they do the award and we go.

So that element isn’t there. But what we’re saying is the pool of projects is certainly down in our pipeline group. The integrity work, smaller pipeline maintenance work, we saw that fall off in terms of those opportunities in Q1. But I think that’s in large part affected us juggling our sales force more than the work itself as we did some restructuring there we probably missed out on a few opportunities.

The tank side of the business, we have seen some larger tank opportunities where we bid them and actually had feedback but we were very competitive on them and kind of going through the post bid short-listing process, and in fact they did delay those projects and they’re scheduled for I think May of next year. And there’s an associated risk that they’ll go back out for bid on those projects. And those ones tend to be the larger ones that are in the $15 million to $20 million tank packages. We have a number of smaller tank packages that are pending today, probably total anywhere up to 30 odd million dollars of pending small tank work, where we don’t see a lot of risk of them being delayed. We’re just working through the post bid short-listing phase to see if we’re successful or not.

Martin Malloy - Johnson Rice & Company - Analyst

Great. Thank you.

Operator

Thank you. Our next question is coming from Ryan Cassil of Seaport Global. Please proceed with your question.

Jordan Bender - Seaport Global Securities LLC - Analyst

Hi. This is Jordan Bender in for Ryan. Sorry if you addressed this already, I had to jump on a little late. But what is the opportunity for the fiber optic? How is the pipeline orders looking and how would these be impacted in 2017? Thanks.

Mike Fournier - Willbros Group, Inc. - President, CEO

So, yes, in fact, we did try to address some of that earlier in the call. I would characterize the fiber optic for us probably isn’t as accessible as the renewables. I think the potential on fiber optic is maybe up to 10% to 15% of our annual revenues in the UTD space, bidding to general contractors and with us focusing on I’ll call the relocates part in particular, but also installing the fiber itself.

The pipeline funnel to just recap is midstream opportunities. We’ve got a broader list of prospects that we’re chasing now today. We are even starting to respond to some large diameter bid opportunities for 2017. But we don’t foresee anything of any size on the large diameter end of things for us for 2016.

Jordan Bender - Seaport Global Securities LLC - Analyst

Okay. I appreciate it. Thank you.

Operator

Thank you. At this time, I would like to turn the floor back over to Mr. Fournier for any additional or closing comments.

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MAY 03, 2016 / 02:00PM GMT, WG - Q1 2016 Willbros Group Inc Earnings Call

Mike Fournier - Willbros Group, Inc. - President, CEO

Thank you. So in closing, we continue to take the actions required in our two oil & gas segments to address the market conditions with a long-term view that these conditions are the new normal. We’re focused on ensuring effective project execution, adjusting our cost basis and extending the reach of our sales team in order to grow back revenue.

In our UTD business, we are investing in diversifying the revenue base, focused on project execution and enrollment of additional field personnel into the existing operations in order to support the growth in this market.

Thank you, again, for joining us and have a good day.

Operator

Ladies and gentlemen, thank you for your participation. This concludes today’s teleconference. You may disconnect your lines at this time, and have a wonderful day.

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